Exhibit 10.1

STOKE THERAPEUTICS, INC.

SCIENTIFIC ADVISORY BOARD AGREEMENT

This SCIENTIFIC ADVISORY BOARD Agreement (this “Agreement”) is entered into as of June 1, 2022 (the “Effective Date”) between Stoke Therapeutics, Inc., a Delaware corporation having offices at 45 Wiggins Avenue, Bedford, MA 01730 (“Stoke”) and Adrian Krainer, Ph.D. (“Advisor”).  Advisor has unique skills and knowledge pertinent to Stoke’s business and Stoke desires to retain Advisor as a member of Stoke’s Scientific Advisory Board (“SAB”) under the terms of this Agreement.

Advisor is a full-time employee at Cold Spring Harbor Laboratory (“Organization”).  Nothing in this Agreement shall be construed to conflict with Advisor’s obligations and duties as such, including Advisor’s duties to protect information that is confidential and/or the property of Organization, to not disclose such protected information to Stoke or any third party, and to fully comply with Organization’s patent policy and other applicable regulations.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Advisor and Stoke agree as follows:

1.SERVICES AND COMPENSATION

(a)Services. Advisor agrees to serve as a member of Stoke’s SAB and serve as the Chairperson of the SAB with respect to such matters and projects as are mutually agreed from time to time by and between Advisor and Stoke, and perform the services described on Exhibit A (collectively, “Services”).

(b)Compensation. Stoke agrees to pay Advisor the compensation set forth in Exhibit A for the performance of the Services. Advisor acknowledges and agrees that Stoke’s payment obligations are in each instance subject to Advisor’s completion to Stoke’s reasonable satisfaction of the Services.  In addition, Stoke will reimburse Advisor for all properly documented and reasonable travel and out-of-pocket expenses that are pre-approved by Stoke and incurred by Advisor in performing Services pursuant to this Agreement, and that otherwise comply with the requirements set forth in Exhibit A.

(c)To the extent that Advisor is required to attend meetings at or otherwise use any Stoke facilities or resources, Advisor will first obtain from Stoke, and comply with, Stoke’s workplace, computer and security policies and procedures.

2.CONFIDENTIALITY

(a)“Confidential Information” means any proprietary data, information, technical data, trade secrets or know-how, including, but not limited to, research and product plans, software, algorithms, products, product candidates, services, markets, developments, inventions, processes, formulas, databases, compositions of matter, formulations, technology, marketing, finances or other business information, including any filings with any governmental agency (including patent and regulatory filings), disclosed to Advisor by Stoke either directly or indirectly in writing, orally or otherwise (including all tangible embodiments of any of the foregoing, including electronic materials).  Confidential Information also includes all Inventions (as defined below) and any other information or materials generated in connection with the Services and any Personal Data (as defined below) which Advisor receives, accesses, uses or otherwise processes in connection with the Services provided hereunder.

(b)Advisor shall not, during or subsequent to the term of this Agreement, use any Confidential Information for any purpose whatsoever, other than for the performance of the Services on behalf of Stoke,

nor shall Advisor disclose Confidential Information to any third party.  Advisor agrees to maintain the Confidential Information in strict confidence and that Confidential Information shall remain the sole property of Stoke.  Advisor further agrees to take all reasonable precautions to prevent any unauthorized access, disclosure or use of Confidential Information, to immediately notify Stoke of any unauthorized access, disclosure or use of Confidential Information (and to provide to Stoke all information required by applicable laws with respect thereto), and to take such actions as may reasonably be required to mitigate or remediate the effects of any unauthorized access, disclosure or use of Confidential Information (including at Stoke’s direction).  Notwithstanding the above, Advisor’s obligation under this Section 2(b) relating to Confidential Information shall not apply to information (other than Personal Data) which (i) is rightfully known to Advisor before the time of disclosure to Advisor by Stoke as evidenced by written records of Advisor, (ii) has become publicly known and made generally available through no act or omission of Advisor, or (iii) has been rightfully received by Advisor from a third party authorized to make such disclosure.  Nothing in this Section 2 or otherwise in this Agreement shall limit or restrict in any way Advisor’s immunity from liability for disclosing Stoke’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached as Exhibit C.

(c)Advisor agrees that Advisor will not, during the term of this Agreement, improperly use or disclose to Stoke any proprietary information or trade secrets of any former or current employer or other person or entity to which Advisor has a duty to keep in confidence such information and that Advisor will not bring onto the premises of Stoke any proprietary information or trade secrets belonging to such employer, person or entity unless consented to in writing by the same.  Advisor will indemnify Stoke and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation or claimed violation of such third party’s rights resulting in whole or in part from the use of the work product of Advisor under this Agreement.

(d)Advisor recognizes that Stoke has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Stoke’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Advisor agrees that Advisor owes Stoke and such third parties, during the term of this Agreement and thereafter, a duty with respect to all such confidential or proprietary information: (i) to hold it in the strictest confidence, (ii) not to disclose it to any third party, and (iii) not to use it except as necessary to perform the Services for Stoke; in each case, consistent with Stoke’s agreement with such third party.

(e)Advisor agrees that Advisor will not disclose or use material nonpublic information acquired from Stoke during the term of this Agreement to make investment decisions concerning Stoke’s or another company’s securities.  Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about Stoke.  Advisor acknowledges and agrees that Advisor is aware that federal and state securities laws and Stoke’s Insider Trading Policy prohibit trading while in possession of material nonpublic information and prohibit sharing this information with others to enable them to trade.

(f)Upon the termination of this Agreement, or upon Stoke’s earlier request, Advisor will deliver to Stoke or, at Stoke’s option, destroy all Confidential Information and Stoke property, in Advisor’s possession or control.  This includes the confidential or proprietary information of the third parties mentioned in Section 2(d) above.

3.OWNERSHIP

(a)Advisor agrees to assign and does hereby irrevocably assign to Stoke all right, title and interest in and to any information (including, without limitation, business plans and/or business information), technology, know-how, materials, deliverables, works of authorship, documents, notes, records, drawings, flowcharts, reports, data, databases, designs, algorithms, ideas, inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that are conceived, reduced to practice, developed, created or made by Advisor alone or jointly with others in the course of performing the Services or through the use of Confidential Information (collectively, “Inventions”), including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. Advisor will, as an integral part of the performance of Services, promptly disclose and describe in writing to Stoke any and all Inventions.

(b)Upon the termination of this Agreement, or upon Stoke’s earlier requests, Advisor will deliver to Stoke all property relating to, and all tangible embodiments of, Inventions, including all work in progress on any Inventions not previously delivered to Stoke, if any, in Advisor’s possession or control.

(c)Advisor agrees that, in the course of performing the Services, Advisor will not incorporate into any Invention developed hereunder any invention, work of authorship, trade secret, improvement, development concept, discovery or other proprietary subject matter owned by Advisor or in which Advisor has an interest (“Item”), without prior written agreement between Advisor, Stoke and Organization.

(d)Advisor agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of Stoke, any and all documents and to perform such acts as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignments and obtaining, enforcing and defending Intellectual Property Rights in any and all countries with respect to Inventions.  It is understood and agreed that Stoke or Stoke’s designee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents worldwide with respect to Inventions.

4.REPORTS.  Advisor agrees, from time to time during the term of this Agreement, to keep Stoke advised as to Advisor’s progress in performing the Services and, as reasonably requested by Stoke, prepare written reports with respect thereto.  It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Advisor.  All such reports prepared by Advisor shall be the sole property of Stoke.

5.TERM AND TERMINATION

(a)Term. This Agreement will commence on the Effective Date and will continue for a period of twelve (12) months ending on May 31, 2023, unless terminated earlier as provided below (the “Term”).

(b)Termination. Either Advisor or Stoke may terminate this Agreement at any time, for any reason or for no reason, by giving written notice of termination to the other party; provided that Advisor shall give Stoke at least ten (10) days prior notice of termination.

(c)Effect of Termination. Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except: (i) Advisor will promptly comply with Sections 2(f) and 3(b); (ii) Stoke will pay, within thirty (30) days after receipt of Advisor’s final statement, all amounts owing to

Advisor for unpaid Services completed by Advisor and related expenses, if any, in accordance with Section 1; and (iii) Sections 2, 3, 5(c), 6, 7, 8 and 10 shall survive termination of this Agreement.

6.RELATIONSHIP OF THE PARTIES.

(a)Independent Contractor.  Advisor is an independent contractor and nothing in this Agreement will be construed as establishing an employment or agency relationship between Stoke and Advisor.  Advisor has no authority to bind Stoke by contract or otherwise.

(b)Taxes and Employee Benefits.  Advisor acknowledges and agrees that Advisor is obligated to report as income, and pay all applicable taxes with respect to, all compensation received by Advisor pursuant to this Agreement.  Advisor will not be entitled to any benefits paid or made available by Stoke to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Stoke pertaining to any bonus, stock option, profit sharing, insurance or similar benefits.  Advisor acknowledges that Stoke will not carry any liability insurance on behalf of Advisor.

7.WARRANTIES.

(a)Performance Standard.  Advisor represents and warrants that Advisor has the requisite training, background, experience, technical knowledge and skills to perform the Services and that Advisor will perform the Services in a thorough and professional manner, consistent with high professional and industry standards and in compliance with all applicable laws and regulations.

(b)Non-infringement.  Advisor represents and warrants that the performance of the Services, the Inventions, or their use, will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity.

(c)Exclusion and Debarment.  Advisor represents and warrants that Advisor is not currently: (i) excluded, debarred, suspended or otherwise ineligible to participate in any governmental healthcare program, including any Federal health care programs as defined in 42 U.S.C. § 1320a-7b(f), or from federal procurement or nonprocurement activities as defined in Executive Order 12689 (collectively “Ineligible”); or (ii) debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), as amended, or subject to any similar sanction pursuant to any similar state or foreign law or regulation (collectively “Debarred”) or (iii) convicted of a criminal offense that falls within the ambit of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible (“Convicted”). If Advisor becomes Ineligible, Debarred or Convicted, or subject to any investigation or proceeding with respect thereto, during the term of this Agreement, Advisor will notify Stoke promptly, and in any event no later than two (2) business days after receiving notification of the Ineligibility, Debarment, Conviction or related investigation or proceeding. Upon receipt of such notice, or if Stoke becomes aware of any existing or threatened Ineligibility, Debarment or Conviction, Stoke shall have the right to terminate this Agreement immediately, without liability or indemnity.

(d)Privacy. Stoke has a responsibility to protect and secure personal information, personal data, and/or protected health information as defined by applicable laws (collectively “Personal Data”), including to safeguard Personal Data against unauthorized use, access, and disclosure, and to ensure that Advisor adheres to such responsibilities. If and when Advisor receives, accesses, uses or otherwise processes Personal Data in connection with the Services provided hereunder, Advisor acknowledges and agrees that such Personal Data will be Stoke’s Confidential Information for purposes of this Agreement and Advisor represents and warrants that it will: (i) only use Personal Data at Stoke’s documented instruction and only to the extent related to and necessary for the performance of Services; (ii) only use Personal Data in accordance with all applicable laws; (iii) ensure persons permitted to process Personal Data are committed to confidentiality; (iv) implement and maintain appropriate organizational and technical security measures to protect Personal Data; (v) immediately notify Stoke with all information required by applicable law of any unauthorized use, access, or disclosure of Personal Data or any security incident involving Personal Data; (vi) mitigate any harmful effects resulting from and otherwise remediate (including at Stoke’s instruction) any unauthorized use, access, or disclosure of Personal Data or any security incident involving Personal Data; (vii) only engage or share Personal Data with a third party (including Advisor’s agents, subcontractors, and service providers) after receiving Stoke’s prior written authorization. If Stoke does so authorize Advisor’s third party, Advisor and such third party must sign a written contract containing equivalent obligations applicable to Personal Data as contained in this Agreement and as otherwise required by applicable law. Advisor shall remain fully liable to Stoke for the performance of any such third party under the Agreement; (viii) only transfer Personal Data from any jurisdiction to any other jurisdiction (the European Economic Area constituting a single jurisdiction for this purpose), with the prior written authorization of Stoke and, if applicable, put into place an appropriate data transfer agreement (with Stoke and/or any relevant agents, subcontractors, and service providers) or other mechanism appropriate to comply with applicable law; (ix) assist Stoke with any individual rights requests (including amendments) or other compliance obligations it may have under applicable law (including making available all information necessary to demonstrate compliance and allowing for and contributing to audits, including at the request of any applicable oversight agency); and (x) delete or return all Personal Data upon termination or Stoke’s request.

8.ARBITRATION AND EQUITABLE RELIEF.

(a)Arbitration. Stoke and Advisor hereby agree that any dispute arising under this Agreement, or in connection with any breach thereof, shall be finally resolved through binding arbitration administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures by one (1) arbitrator appointed in accordance with said rules.  Any such arbitration shall be held in Boston, MA.  The arbitrator shall determine what discovery will be permitted; provided the arbitrator shall permit such discovery as the arbitrator deems necessary to permit an equitable resolution of the dispute.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.  The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the parties, and each party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration.  Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement.  The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against either party.

(b)Equitable Remedies. Because the Services are personal and unique and because Advisor will have access to Confidential Information of Stoke, Stoke will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Stoke may have for a breach of this Agreement at law or otherwise.

9.CONFLICTING OBLIGATIONS.  Advisor hereby represents, warrants and certifies that Advisor has no outstanding agreement, commitment or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Advisor from complying with the provisions hereof, and further represents, warrants and certifies that Advisor will not enter into any such conflicting agreement, commitment or obligation during the term of this Agreement.  Subject to written waivers that may be provided by Stoke upon request, which shall not be unreasonably withheld, Advisor agrees that, during the term of this Agreement, Advisor will not directly or indirectly (i) provide any services in the Field of Interest (as defined in Exhibit A) to any business or commercial entity, (ii) provide any services for any third party that is competitive with Stoke, and shall list in Exhibit B hereto any other companies for whom Advisor is providing services (“Outside Companies”), or (iii) participate in the formation of any business or commercial entity in the Field of Interest or otherwise competitive with Stoke.  The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party.  Advisor shall not use the funding, resources or facilities of any other third party, without the prior written consent of Stoke, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights or access to the product of such Services.  Without limiting the foregoing, Advisor agrees to (A) segregate Advisor’s Services performed under this Agreement from Advisor’s work done for Organization, Outside Companies, or any other third party so as to minimize any questions of disclosure of, or rights under, any inventions, (B) notify the CEO of Stoke if at any time Advisor believes that such questions may result from Advisor’s performance under this Agreement and (C) assist Stoke in fairly resolving any questions in this regard which may arise.  Notwithstanding anything to the contrary in this Agreement, Stoke and Advisor acknowledge that Advisor is an employee of Organization and subject to Organization’s policies, including policies concerning consulting, conflicts of interest, and intellectual property.  To ensure compliance with these policies, this Agreement incorporates the terms of Organization’s Uniform Consulting Agreement Provisions, which are attached hereto as Exhibit D.  Stoke and Advisor agree that if anything in this Agreement is inconsistent with the Organization’s Uniform Consulting Agreement Provisions, the Organization’s Uniform Consulting Agreement Provisions will govern and Advisor’s compliance therewith shall not be deemed to be a breach of this Agreement.  Without limiting the foregoing, Advisor shall use reasonable efforts to notify Stoke of any such conflict or any material changes to the policies of Organization.

10.NON-SOLICITATION.  During the term of this Agreement and for a period of one (1) year thereafter, Advisor shall not, either alone or in association with others, solicit or attempt to solicit any employee, independent contractor, or consultant of Stoke to terminate their employment or relationship with Stoke.

11.GENERAL.  This Agreement, including the Exhibits hereto, is the sole agreement and understanding between Stoke and Advisor concerning the subject matter hereof, and it supersedes all prior agreements and understandings with respect to such matter.  Any required notice shall be given in writing by customary means with receipt confirmed at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other.  Advisor shall not subcontract any portion of Advisor’s duties under this Agreement without the prior written consent of Stoke.  Neither this Agreement nor any right or obligation hereunder or interest herein may be assigned or transferred, in whole or in part, by Advisor without the prior written consent of Stoke and any attempted transfer or assignment without such consent will be void.  Stoke may freely assign this Agreement to any entity without restriction.  This Agreement will be interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  This Agreement may only be amended or modified by a writing signed by both parties. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement.  Except as expressly set forth in this Agreement, the exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Stoke or Advisor.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once signed, any reproduction of this Agreement or any amendment hereto made by reliable means (e.g., photocopy, facsimile) is considered an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

STOKE THERAPEUTICS, INC.		ADVISOR

By:	/s/ Edward M. Kaye, M.D.	By:	/s/ Adrian Krainer, Ph.D.

Name:	Ed Kaye	Name:	Adrian Krainer, Ph.D.

Title:	Chief Executive Officer

Address:	45 Wiggins Avenue	Address:	256 Daly Road
	Bedford, MA 01730		East Northport, NY 11731

EXHIBIT A

SERVICES AND COMPENSATION

1.Services. Advisor will render to Stoke the following Services:

•

Provide expert advisory services to Stoke regarding matters relating to: Stoke’s TANGO (targeted gene up-regulation) antisense oligonucleotide technology and other antisense oligonucleotide technologies, current and future therapeutic targets and programs (the “Field of Interest”); and,

•

Attend Stoke SAB meetings at such times and locations as Stoke may request.  SAB meetings shall be scheduled on an ad hoc basis.  SAB meetings may be attended by Advisor either in-person or by telephone or by videoconference, as may be mutually agreed by Stoke and Advisor; and,

•

Perform the duties of an SAB member, as established from time to time by mutual agreement of Stoke and SAB, including, but not limited to, meeting with Stoke employees, other SAB members, reviewing goals of Stoke and assisting in developing strategies for achieving such goals, and providing advice, support, theories, techniques and improvements in Stoke’s business model; and,

•	Provide occasional consultation by e-mail or phone, and at Stoke’s request, facilitate introductions to potential partners, prospects and relevant experts; and,
•	Collaborate and provide other advice and assistance to Stoke as is mutually agreed by the parties.

2.Compensation and Expenses.

•

Stoke shall pay Advisor $11,250 per SAB meeting attended during the Term of this Agreement.  Payments shall be made on a quarterly basis for all SAB meetings attended during the immediately preceding quarter. For the avoidance of doubt, if no SAB meetings occur during a particular quarter, no payment shall be made for such quarter.

•

Stoke shall reimburse Advisor for all reasonable travel and out-of-pocket expenses incurred by Advisor in performing Services pursuant to this Agreement that are pre-approved in writing by Stoke.  Advisor shall submit all statements for such expenses on a monthly basis in a form prescribed by Stoke.

EXHIBIT B

OUTSIDE COMPANIES

Skyhawk Therapeutics (SAB)

Envisagenics, Inc. (SAB)

Biogen (Speaker)

Autoimmunity BioSolutions (SAB)

EXHIBIT C

DEFEND TRADE SECRETS ACT, 18 U.S. CODE § 1833 NOTICE:

18 U.S. Code Section 1833 provides as follows:

Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.  An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made, (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Use of Trade Secret Information in Anti-Retaliation Lawsuit.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

EXHIBIT D

CSHL UNIFORM CONSULTING AGREEMENT PROVISIONS

1.These Uniform Consulting Agreement Provisions (the “Uniform Provisions”) are attached as Exhibit D to a Scientific Advisory Board Agreement (the “Agreement”) under which Adrian Krainer, PhD, a Cold Spring Harbor Laboratory (CSHL) scientist (the “Consultant”) has agreed to provide consulting services to Stoke Therapeutics, Inc. (the “Company”). By signing the Uniform Provisions, the Consultant and the Company agree to abide by these Uniform Provisions, and also agree that if anything in the Agreement is inconsistent with the Uniform Provisions, the Uniform Provisions will govern.

2.The Agreement will disclose all compensation of whatever kind that is to be provided to the Consultant in connection with the consulting services.

3.The Consultant’s services for the Company will consist only of the exchange of ideas and provision of advice; the Consultant will not direct or conduct research for or on behalf of the Company.

4.The Company acknowledges that the Consultant is a CSHL employee and is subject to CSHL’s policies, including policies concerning consulting, conflicts of interest, and intellectual property. In accordance with CSHL policy, the Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant will not disclose to the Company information that (i) is proprietary to CSHL and (ii) is not generally available to the public, except through formal technology transfer procedures.

5.This Agreement and any information or materials covered hereunder will be subject to all applicable government export and import laws and regulations. The parties agree to comply and reasonably assist the other party, upon request by that party, in complying with all applicable government export and import laws and regulations. The parties acknowledge that they may not directly or indirectly export, re-export, distribute or transfer any technology, information or materials of any value to any nation, individual or entity that is prohibited or restricted by the International Traffic in Arms Regulation (ITAR), the Export Administration Regulations (EAR), the Office of Foreign Assets Controls (OFAC), the United States Department of State’s State Sponsors of Terrorism, or by any other United States government agency without first obtaining the appropriate license.

6.Subject to the terms of paragraph 7, below, the Consultant may assign to the Company any right, title and interest the Consultant may have in any invention, discovery, improvement, or other intellectual property which the Consultant (whether alone or with others) develops (i) in the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as a CSHL employee.

7.The Company will have no rights by reason of the Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of CSHL. The Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by the Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in his or her capacity as an employee of CSHL.

8.Nothing in the Agreement will affect the Consultant’s right to use, disseminate, or publish any information that (i) is or becomes available to the public through no breach of the Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date the Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order, provided that the Consultant takes reasonable steps to provide the Company with sufficient prior notice to allow the Company to consent to the disclosure or seek a protective order. In addition, the Company’s confidential information does not include information generated by the Consultant (whether alone or with others) unless the Consultant generated the information (i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as a CSHL employee.

9.The Company acknowledges and agrees that nothing in the Agreement will affect the Consultant’s obligations to CSHL, the Consultant’s research on behalf of CSHL, or research collaborations in which the Consultant is a participant, and that the Agreement will have no effect upon transfers (by way of license or otherwise) to third parties of materials or intellectual property developed in whole or in part by the Consultant as a CSHL employee.

10.Paragraphs 5, 6, 7, 8, 9, 10 and 11 of these Uniform Provisions will survive termination of the Agreement.

11.The Company may use the Consultant’s name, and in doing so may cite the Consultant’s relationship with CSHL, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement of the Company or of any Company program, product or service. However, the Company will not use the Consultant’s name or CSHL’s name in any press release, or quote the Consultant in any company materials, or otherwise use the Consultant’s name or CSHL’s name in a manner not specifically permitted by the preceding sentence, unless in each case the Company obtains in advance CSHL’s written consent, and, in the case of the use of the Consultant’s name, the Consultant’s consent as well.

12.The Consultant and the Company acknowledge that (i) the Consultant is entering into the Agreement and these Uniform Provisions in the Consultant’s individual capacity and not as an employee or agent of CSHL, (ii) CSHL is not a party to the Agreement or the Uniform Provisions and has no liability or obligation under them and (iii) CSHL is an intended third-party beneficiary of this Agreement and certain provisions of this Agreement are for CSHL’s benefit and are enforceable by CSHL in its own name.

13.These Uniform Provisions will be in effect for the full term of the Agreement. The Company and the Consultant agree that any amendment of the Agreement (including, without limitation, any extension of the Agreement’s term or any change in the consideration to be provided to the Consultant under the Agreement) or any other departure from the terms or conditions of the Agreement must be signed by the Consultant and an authorized representative of the Company, and also is subject to CSHL’s prior written approval.

14.If any of these Uniform Provisions is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, the Agreement will terminate as of the date such adjudication is effective.

FOR COMPANY:		CONSULTANT:

STOKE THERAPEUTICS, INC.		ADRIAN KRAINER

By:		By:
Name:	Edward M. Kaye	Name:	Adrian Krainer, PhD
Title:	Chief Executive Officer	Date:
Date: